THE KANSAS CITY SOUTHERN RAILWAY COMPANY
                        DIRECTORS' DEFERRED FEE PLAN
                         ADOPTED: AUGUST 20, 1982
                  As Amended and Restated to March 19, 1997

                         Section 1.  Establishment

  1.1 Establishment. The Kansas City Southern Railway Company (hereinafter called "Company") hereby establishes, pursuant to resolution adopted by the Board of Directors of the Company, at a meeting held on August 20, 1982, a deferred fee plan for members of its Board of Directors, which shall be known as "THE "KANSAS CITY SOUTHERN RAILWAY COMPANY DIRECTORS' DEFERRED FEE PLAN" (the "Plan").

  1.2 Transition. This plan shall become effective on January 1, 1983. The members of that certain Directors' Deferred Fee Plan, adopted by resolution of the Board of Directors of the Company on November 21, 1975 ("1975 Plan"), may become participants of the Plan by terminating their election under the 1975 Plan and electing to participate in the Plan. Amounts deferred pursuant to the 1975 Plan shall be distributed in accordance with the 1975 Plan. Any director not a participant under the 1975 Plan may elect to participate in the Plan in accordance with the requirements set forth in subsection 4.1.

                         Section 2.  Definitions

  2.1 Definitions. Whenever used in the Plan the following terms shall have the meaning set forth below:
  a.   The term "Board" means the Board of Directors of the Company.
  b. The term "Director" means a member of the Board of Directors of the Company.
  c. The term "Participant" means a Director or former Director who has an account under the Plan.
  d. The term "Fees" means direct monetary remuneration from the Company due to the Directors for the discharge of their duties as directors.

  2.2 Gender and Number. Except when otherwise indicated by the context, any masculine terminology used herein shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

               Section 3.   Eligibility for Participation

    A Director shall be eligible for participation in the Plan and may elect to defer fees to be earned as a Director of the Company in accordance with the provisions of this Plan for a period consisting of any calendar year or years during which he is a member of the Board. In the case of a newly elected, Director who was not a Director on the preceding December 31st, he shall become eligible for participation for a period consisting of the balance of the calendar year following such election, and for succeeding calendar years.

                    Section 4.  Election to Defer Fees

    4.1 Procedure for Electing to Defer Fees. On or before December 31st of any calendar year, a Director may elect to become a Participant beginning the following calendar year. Any person elected to fill a vacancy on the Board or a newly created Directorship who was not a Director on the preceding December 31st may elect within 10 days of becoming a Director to become a Participant for the balance of the calendar year during which he was elected to the Board. An election to participate in the Plan shall be effected by the Director submitting a letter so stating to the administrator of the Plan.

    4.2  Effect of Election or Failure to Elect to Participate.
Failure to effect a timely election in accordance with the, foregoing provisions shall preclude a Director's participation during the calendar year or portion of the calendar year in question, but shall not preclude the Director from becoming eligible for participation in any subsequent calendar year. An election to commence participation, made in accordance with the foregoing provision, shall be irrevocable for the immediately ensuing calendar year, or the balance of the current year in the case of a newly elected Director. Such election shall continue in effect with respect to each calendar year thereafter until modified in accordance with subsection 4.4.

    4.3 Amount Deferred. A Director may defer any amount up to 100% of the fees for the calendar year. If less than 100% of the fees are deferred, then the amount deferred will be prorated over the payment periods anticipated to be served by the Director during the calendar year, or until the directorship is terminated.

    4.4 Modification of Election. On or before December 31st of each year a Participant may elect, within the limits of subsection 4.3, to increase or decrease the amount of his fees to be deferred during the ensuing calendar years, and this election shall include the right to terminate the deferral of fees earned in such ensuing calendar years.

                      Section 5.  Crediting of Fees

    5.1 Participants' Accounts. The Company shall establish a bookkeeping account ("account") for each Participant to be credited as of the date the fee is deferred.

    5.2 Earnings on Accounts. Earnings shall accrue on deferred Fees from the date the Fees are credited to the Participant's account, and on the earnings on deferred Fees from the date the earnings are credited to the account. The rate of earnings shall be determined annually and shall be at a rate one percentage point less than the prime rate in effect at Chase Manhattan Bank, a New York banking corporation, on the last day of the calendar year. Accrued interest shall be credited to the account at the end of each calendar year; PROVIDED, a Participant shall have the right to request in writing directed to the plan administrator that the rate of earnings shall be determined by reference to the gains and losses on the following hypothetical investments as if an amount equal to the Participant's account had been invested as follows:

    Prior to March 19, 1997
    50 percent of the account in Janus Venture Fund and 50 percent of the account in Janus Twenty Fund

    On and after March 19, 1997
    33 1/3 percent of the account in Janus Venture Fund and 33 1/3 percent of the account in Janus Twenty Fund
    33 1/2 percent of the account in Janus Worldwide Fund

PROVIDED, HOWEVER; the plan administrator shall not be obligated to follow such Participant's request, and shall at its sole discretion be able to decide to continue to determine earnings by reference to the aforementioned prime rate in effect at Chase Manhattan Bank.

              Section 6.  Distribution upon Cessation as Director
                                 of the Company

    Whenever a Participant ceases to be a Director of the Company, the Board shall exercise its sole discretion in electing one of the following methods of distributing the value of the Participant's account.

    a. Installment Method. The value of the Participant's account as of the end of the calendar year in which a Participant ceases to be a Director shall be distributed to the Participant in annual installments over a ten-year period beginning with the first day of the calendar year immediately following the year in which the Participant ceases to be a Director. The interest credited to the Participant's account pursuant to subsection 5.2 shall be included in the calculation of the value of the Participant's account for distribution purposes. The value of the Participant's account shall be divided into ten equal amounts, each such amount being a principal installment. The principal installments shall accrue interest in the same manner as an account pursuant to subsection 5.2.

    The Company shall distribute to the Participant, annually, one principal installment and all interest accrued on such principal installment, such distributions to continue until all principal installments have been distributed. Upon completion of the distributions provided for above, the Participant's account shall be closed.

    b. Single Payment Method. The value of the Participant's account shall be distributed to the Participant in a lump sum within one year after the date upon which the Participant ceases to be a Director. The interest earned on the Participant's account pursuant to subsection 5.2 shall be included in the calculation of the value of the Participant's account for distribution purposes. Upon delivery of the lump sum payment provided for above, the Participant's account shall be closed.

         Section 7.  Distribution upon Extraordinary Circumstances

    7.1 Death of Director or Former Director. Upon the death of a Participant, any part or all of the balance of the Participant's account may, if directed by the Board in its sole discretion, be payable to the Participant's estate on the first day of the calendar year following the year in which the Participant dies.

    7.2 Financial Hardship of a Participant Caused by a Medical Emergency or Disability. Upon the determination by the Board that a Participant, or a member of the Participant's immediate family, has suffered a medical emergency or disability which as resulted in a financial hardship for the Participant, then the Board may, at its sole discretion, direct that some or all of, the Participant's account be paid to the Participant; provided, that the amount paid to the Participant shall not exceed the amount determined by the Board to be necessary to relieve the financial hardship caused by the medical emergency or disability.

    The Board may require the Participant to provide any expert medical or financial information or opinions that the Board deems necessary to arrive at a determination.

    7.3 Loss of Principal Residence of a Participant. Upon the determination by the Board that a Participant's principal residence, that being the personal residence at which he spends a majority of his time, has been damaged or destroyed by accident or natural causes, then the Board may, at its sole discretion, direct that some or all of the Participant's account be paid to the Participant; provided, that the amount paid to the Participant shall not exceed the amount determined by the Board to be necessary to relieve the financial hardship caused by the loss of the principal residence. The Board may require the Participant to provide any expert opinion or financial information that the Board deems necessary to arrive at a determination.

    7.4 Special Provisions.  Payments made pursuant to this Section 7 during a
Section 6(a) ten year distribution shall be, deemed to have been made from the last principal installment or installments to be made and the interest credited to such installment or installments.

     For purposes of Sections 7.2 and 7.3 the Board shall not include the Participant if the Participant is a Director.

                 Section 8. Dissolution, Liquidation, Merger,
                      Consolidation and Sale of Assets

    8.1 Dissolution or Liquidation of Company. Notwithstanding anything herein to the contrary, upon the dissolution or liquidation of the Company, each Participant who is a Director of the Company on the day preceding the date of the dissolution or liquidation shall be deemed to have ceased to be a Director of the Company on the date preceding such dissolution or liquidation. The accounts of all Participants shall be valued and distributed at the time of such liquidation.

    8.2 Merger, Consolidation, and Sale of Assets. Notwithstanding anything herein to the contrary, in the event that the Company consolidates with, merges into, or transfers all or substantially all of its assets to another corporation (hereinafter referred to as "Successor Corporation"), such Successor Corporation shall assume all obligations under this Plan. Upon such assumption the Board of Directors of the Successor Corporation shall be substituted for the Board in this Plan.

                    Section 9. Rights of Participants

    9.1 Rights of Participants. No Participant nor any Participant's estate or heirs shall have any interest fund or in any specific asset or assets of the Company by reason of any payments made under the Plan, or by reason of any account maintained for the Participant under the Plan. The Company shall have merely a contractual obligation to make payments when due hereunder and the Company shall not hold any funds in reserve or trust to secure payments hereunder. No Participant nor any Participant's estate or heirs may assign, pledge or in any way encumber his interest under the Plan, or any part thereof.

                 Section 10. Administration and Amendment

    10.1 Administration. The Board may designate an administrator of the Plan. Absent designation of an administrator by the Board, the Secretary of the Company shall administer the Plan. The Board may from time to time establish rules for the administration of the Plan that are not inconsistent with the provisions of the Plan.

    10.2 Amendment. This Plan may be amended by a favorable vote of two-thirds of the members of the Board who are not Participants in the Plan or, in the event all Directors are Participants, by a favorable vote of a majority of the stockholders present or represented and voting at an annual or special meeting of the stockholders.

IN WITNESS WHEREOF, this restated Plan has been duly executed as of this 19th day of March, 1997.
                        The Kansas City Southern Railway Company



                        By       /s/ Landon H. Rowland
                        Landon H. Rowland, Chairman of the Board